As filed with the Securities and Exchange Commission on August 10, 2006

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SIMPLETECH, INC.

(Exact name of registrant as specified in its charter)

California	33-0399154
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

3001 Daimler Street

Santa Ana, California 92705-5812

(Address of principal executive offices) (Zip Code)

SIMPLETECH, INC. 2000 STOCK INCENTIVE PLAN

(As Amended and Restated Through April 17, 2006)

(Full title of the Plans)

Manouch Moshayedi

Chief Executive Officer

SIMPLETECH, INC.

3001 Daimler Street

Santa Ana, California 92705-5812

(Name and address of agent for service)

(949) 476-1180

(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
SimpleTech, Inc. 2000 Stock Incentive Plan Common Stock, $0.001 par value	1,801,742 shares	$5.75	$10,360,016.50	$1,108.52
	1,801,742 shares		Aggregate Registration Fee	$1,108.52

(1)	Represents additional shares under the SimpleTech, Inc. 2000 Stock Incentive Plan by reason of the automatic share increase provision of such plan. This Registration Statement shall also cover any additional shares of Common Stock which become issuable under the SimpleTech, Inc. 2000 Stock Incentive Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of the Registrant’s Common Stock.
(2)	Estimated, solely for purposes of calculating the registration fee, pursuant to Rule 457(h) of the Securities Act of 1933, as amended, on the basis of the average of the high and low sales prices per share of Common Stock of SimpleTech, Inc. on August 7, 2006 as reported by the Nasdaq National Market.

PART II

Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference

SimpleTech, Inc. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”):

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, filed with the Commission on March 31, 2006;

(b)	All other reports filed pursuant to Section 13(a) or 15(d) of 1934 Act since the end of the fiscal year covered by the Registrant’s Annual Report referred to in (a) above; and

(c)	The Registrant’s Registration Statement No. 000-31623 on Form 8-A12G filed with the Commission on September 26, 2000 pursuant to Section 12(g) of the 1934 Act in which there is described the terms, rights, and provisions applicable to the Registrant’s outstanding Common Stock.

All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents, provided, however, that unless expressly incorporated into this Registration Statement, a report furnished on Form 8-K shall not be incorporated by reference into this Registration Statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not Applicable.

Item 5. Interests of Named Experts and Counsel

Not Applicable.

Item 6. Indemnification of Directors and Officers

The Registrant’s Amended and Restated Articles of Incorporation limit the personal liability of its directors for monetary damages to the fullest extent permitted by the California General Corporation Law. Under California law, a director’s liability to a company or its shareholders may not be limited as to:

•	acts or omissions that involve intentional misconduct or a knowing and culpable violation of law;

•	acts or omissions that a director believes to be contrary to the best interests of the company or its shareholders or that involve the absence of good faith on the part of the director;

•	any transaction from which a director derived an improper personal benefit;

•	acts or omissions that show a reckless disregard for the director’s duty to the company or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing the director’s duties, of a risk of serious injury to the company or its shareholders;

•	acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to the company or its shareholders;

•	contracts or transactions between the company and a director governed by Section 310 of the California General Corporation Law; or

•	directors’ liability for improper dividends, loans and guarantees under Section 316 of the California General Corporation Law.

In addition, under California law a director’s liability to a company or its shareholders may not be limited as to any act or omission (i) occurring prior to the date when its amended and restated articles of incorporation becomes effective or (ii) occurring in his or her capacity as an officer, notwithstanding that such individual is also a director or that his or her actions, if negligent or improper, have been ratified by the directors.

The limitation of liability does not affect the availability of injunctions and other equitable remedies available to the Registrant’s shareholders for any violation by a director of his or her fiduciary duty to the Registrant or its shareholders.

The Registrant’s Amended and Restated Articles of Incorporation also include an authorization for it to indemnify its “agents” (as defined in Section 317 of the California General Corporation Law) through bylaw provisions, by agreement with the agents, vote of the Registrant’s shareholders or disinterested directors, or otherwise, to the fullest extent permitted by law. Pursuant to this provision, the Registrant’s Amended and Restated Bylaws provide for indemnification of its directors, officers and employees. In addition, the Registrant may, at its discretion, provide indemnification to persons whom the Registrant is not obligated to indemnify. The Amended and Restated Bylaws also allow the Registrant to enter into indemnity agreements with individual directors, officers, employees and other agents. The Registrant currently maintains directors’ and officers’ liability insurance. Indemnity agreements have also been entered into with all directors and certain executive officers and provide the maximum indemnification permitted by law. These agreements, together with the Registrant’s Amended and Restated Bylaws and Amended and Restated Articles of Incorporation, may require the Registrant, among other things, to indemnify its directors and executive officers, other than for liability resulting from willful misconduct of a culpable nature, and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and obtain officers’ and directors’ liability insurance if it is maintained for other officers and directors. These agreements do not require the Registrant to indemnify its directors and officers in situations where:

•	the remuneration rendered against the Registrant’s officer or director is determined by final judgment or other final adjudication that such remuneration was in violation of law;

•	a judgment is rendered against the Registrant’s officer or director for an accounting for profits made from the sale of the Registrant’s securities under the provisions of Section 16(b) of the 1934 Act, as amended, or similar provisions of any federal, state or local statutory laws;

•	the officer’s or director’s conduct is adjudged to have been knowingly fraudulent or deliberately dishonest, or constitutes willful misconduct; or

•	a court determines that indemnification under the circumstances is not lawful.

Section 317 of the California General Corporation Law and the Registrant’s Amended and Restated Bylaws and its indemnification agreements make provision for the indemnification of officers, directors and other corporate agents in terms sufficiently broad to indemnify such persons, under certain circumstances, for liabilities, including reimbursement of expenses incurred, arising under the Securities Act of 1933, as amended.

Item 7. Exemption from Registration Claimed

Not Applicable.

Item 8. Exhibits

Exhibit Number	Exhibit
4	Instruments Defining the Rights of Shareholders. Reference is made to Registrant’s Registration Statement No. 000-31623 on Form 8-A12G, together with any exhibits thereto, which are incorporated herein by reference pursuant to Item 3(c) to this Registration Statement.
5	Opinion and Consent of Reed Smith LLP.

23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Reed Smith LLP is contained in Exhibit 5.

24	Power of Attorney. Reference is made to page II-4 of this Registration Statement.

99.1	SimpleTech, Inc. 2000 Stock Incentive Plan (As Amended and Restated Through April 17, 2006).

Item 9. Undertakings

A. The undersigned Registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the 1933 Act, (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that clauses (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference into this Registration Statement; (2) that for the purpose of determining any liability under the 1933 Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Registrant’s 2000 Stock Incentive Plan or the Employee Stock Purchase Plan.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers or controlling persons of the Registrant pursuant to the indemnification provisions summarized in Item 6 or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Ana, California on this 9th day of August, 2006.

SIMPLETECH, INC.

By:	/s/ MANOUCH MOSHAYEDI
Manouch Moshayedi
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS:

That each person whose signature appears below constitutes and appoints Manouch Moshayedi, Chief Executive Officer, and Dan Moses, Chief Financial Officer, and each of them, as such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated:

Signature	Title	Date

/S/ MANOUCH MOSHAYEDI Manouch Moshayedi	Chief Executive Officer and Chairman of the Board of Directors (principal executive officer)	August 9, 2006

/S/ MIKE MOSHAYEDI Mike Moshayedi	President and Director	August 9, 2006

/S/ MARK MOSHAYEDI Mark Moshayedi	Chief Operating Officer, Chief Technical Officer, Secretary and Director	August 9, 2006

/S/ DAN MOSES Dan Moses	Chief Financial Officer and Director (principal financial and accounting officer)	August 9, 2006

/S/ F. MICHAEL BALL F. Michael Ball	Director	August 9, 2006

/S/ RAJAT BAHRI Rajat Bahri	Director	August 9, 2006

/S/ JAMES J. PETERSON James J. Peterson	Director	August 9, 2006

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

EXHIBITS

TO

FORM S-8

UNDER

SECURITIES ACT OF 1933

SIMPLETECH, INC.

EXHIBIT INDEX

Exhibit Number	Exhibit
4	Instruments Defining the Rights of Shareholders. Reference is made to Registrant’s Registration Statement No. 000-31623 on Form 8-A12G, together with any exhibits thereto, which are incorporated herein by reference pursuant to Item 3(c) to this Registration Statement.

5	Opinion and Consent of Reed Smith LLP.

23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Reed Smith is contained in Exhibit 5.

24	Power of Attorney. Reference is made to page II-4 of this Registration Statement.

99.1	SimpleTech, Inc. 2000 Stock Incentive Plan (As Amended and Restated Through April 17, 2006).